Exhibit 10.1

FIRST AMENDMENT

TO

MAGNEGAS SYSTEMS PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MAGNEGAS SYSTEMS PURCHASE AGREEMENT (this “First Amendment”) is entered into on the date the last Party executes this First Amendment (“Effective Date”) by and between MAGNEGAS CORPORATION, a Delaware corporation (“MagneGas”) and TALON VENTURES & CONSULTING GMBH, a company constituted under the laws of Germany (“Talon”). MagneGas and Talon are individually referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms not defined herein shall have the meaning set forth in the MagneGas Systems Purchase Agreement (“Purchase Agreement”).

RECITALS:

WHEREAS, the Parties entered into the Purchase Agreement on December 30, 2016.

WHEREAS, Section 4.3 “Payments” of the Purchase Agreement sets forth a schedule for Talon to make installment payments to MagneGas by certain dates.

WHEREAS, Talon has notified MagneGas that it will not be able to make the First Installment payment in the time frame allotted in the Purchase Agreement, and therefore, has requested MagneGas agree to amend the Purchase Agreement to provide Talon with additional time to meet its obligations and avoid a Payment Breach.

WHEREAS, MagneGas has agreed to waive any Payment Breach that has occurred as of the Effective Date of this First Amendment.

WHEREAS, MagneGas has agreed to amend the Purchase Agreement in consideration of Talon’s payment of an extension fee (“Extension Payment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the Recitals incorporated herein by this reference and the mutual agreements, provisions and covenants contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Amendment to Section 4.3 “Payments”. The first sentence of Section 4.3 “Payments” of the Purchase Agreement shall be amended as follows:

“Payment of One Million Three Hundred Fifty Thousand and NO/100 Dollars ($1,350,000) representing the 50% of the combined Purchase Price of the MagneGas Systems plus the full price of the cylinders and regulators, less the Initial Deposit, shall be due to MagneGas at its indicated account on or before May 15, 2017 (the “First Installment”).”

2.	No Additional Changes. This First Amendment modifies and supersedes the Purchase Agreement to the extent stated herein only. No other portion of Section 4.3 is being modified. In the event there is an inconsistency between the Purchase Agreement and this First Amendment, this First Amendment shall control as to the portion of Section 4.3 being amended. All other provisions of the Purchase Agreement shall remain in full force and effect.

3.	Extension Payment(s). On or before May 15, 2017 Talon shall make an Extension Payment to MagneGas in the amount of Ten Thousand and NO/100 Dollars ($10,000.00) (“First Extension Payment”). Upon MagneGas’s receipt of the First Extension Payment, Talon shall have the option to extend the First Installment payment date to June 15, 2017. In the event Talon exercises its right to extend the First Installment payment to June 15, 2017, Talon shall be obligated to pay MagneGas a second payment of Ten Thousand and NO/100 Dollars ($10,000.00) (“Second Extension Payment”) on or before June 15, 2017. Extension Payment(s) shall be made to the account described in Section 4.1 “Manner of Payment; Currency” in the Purchase Agreement. If Talon fails to make an Extension Payment(s) when due, MagneGas will have the option to terminate the Purchase Agreement.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to MagneGas Systems Purchase Agreement, as of the Effective Date.

MAGNEGAS CORPORATION

By:

Name:	Ermanno Santilli

Title:	Chief Executive Officer

Date:	_____________, 2017

TALON VENTURES & CONSULTING GMBH

By:

Name:	Matthias Mueller

Title:	Chief Executive Officer

Date:	_____________, 2017